CERTIFICATE OF DESIGNATION

OF

SERIES P, Q AND R COMMON SHARES OF WASATCH FUNDS, INC.

The undersigned duly elected President of Wasatch Funds, Inc., a Minnesota Company (the “Company”), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by a majority of the directors of the Board of Directors of the Company on August 27, 2008.

WHEREAS, the total authorized number of shares of the company is 1,000,000,000,000 (one trillion), all of which shares are common shares, $.01 par value per shares, as set forth in the Company’s Articles of Incorporation, as amended; and

WHEREAS, of said common shares, ten billion (10,000,000,000) shares have been designated as Series A Common Shares, ten billion (10,000,000,000) shares have been designated as Series B Common Shares, ten billion (10,000,000,000) shares have been designated as Series C Common Shares, ten billion (10,000,000,000) shares have been designated as Series D Common Shares, ten billion (10,000,000,000) shares have been designated as Series E Common Shares, ten billion (10,000,000,000) shares have been designated as Series F Common Shares, ten billion (10,000,000,000) shares have been designated as Series G Common Shares, ten billion (10,000,000,000) shares have been designated as Series H Common Shares, ten billion (10,000,000,000) shares have been designated as Series I Common Shares, ten billion (10,0000,000,000) shares have been designated as Series J Common Shares, ten billion (10,000,000,000) shares have been designated as Series K Common Shares, ten billion (10,000,000,000) shares have been designated as Series L Common Shares, ten billion (10,000,000,000) shares have been designated as Series M Common Shares, ten billion (10,000,000,000) shares have been designated as Series N Common Shares and ten billion (10,000,000,000) shares have been designated as Series O Common Shares. The balance of 850,000,000,000 shares may be issued in such series with such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall be stated or expressed in a resolution or resolutions providing for the issue of any series of common shares as may be adopted from time to time by the Board of Directors of this Company pursuant to the authority hereby vested in said Board of Directors. Series A, B, C, D, E, F, G, H, I, J, K, L, M, N and O referred to above shall each represent interests in separate and distinct portions of the Company’s assets and liabilities which shall take the form of separate portfolios of investment securities, cash and other assets and liabilities. Each additional series of common shares which the Board of Directors may establish, as provided herein, may evidence, if the Board of Directors shall so determine by resolution, an interest in a separate and distinct portion of the Company’s assets, which shall take the form of a separate portfolio of investment securities, cash and other assets. Authority to establish such separate portfolios has been vested in the Board of Directors of this Company, and such separate portfolios may be established by the Board of Directors without the authorization or approval of the holders of any series or shares of this Company.

NOW THEREFORE BE IT RESOLVED, that of the remaining 850,000,000,000 authorized but unissued common shares of the Company ten billion (10,000,000,000) shares be,

and hereby are, designated as Series P Common Shares, and said Series P Common Shares shall represent interests in a separate and distinct portion of the Company’s assets and liabilities which shall take the form of a separate portfolio of investment securities, cash, other assets and liabilities; and it is

FURTHER RESOLVED, that of the remaining 850,000,000,000 authorized but unissued common shares of the Company ten billion (10,000,000,000) shares be, and hereby are, designated as Series Q Common Shares, and said Series Q Common Shares shall represent interests in a separate and distinct portion of the Company’s assets and liabilities which shall take the form of a separate portfolio of investment securities, cash, other assets and liabilities; and it is

FURTHER RESOLVED, that of the remaining 850,000,000,000 authorized but unissued common shares of the Company ten billion (10,000,000,000) shares be, and hereby are, designated as Series R Common Shares, and said Series R Common Shares shall represent interests in a separate and distinct portion of the Company’s assets and liabilities which shall take the form of a separate portfolio of investment securities, cash, other assets and liabilities; and it is

FURTHER RESOLVED, that Articles 5, 6 and 7 of the Articles of Incorporation of the Company setting forth the preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, of and among each series of common shares be, and they hereby are, adopted as the preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, and among each of the Series P Common Shares, Series Q Common Shares, Series R Common Shares and other series of the Company designated previously by the Company; and it is

FURTHER RESOLVED, that the appropriate officers of the Company be and each hereby is, authorized and directed to file with the office of the Secretary of State of Minnesota, a Certificate of Designation setting forth the relative rights and preferences of the Series P Common Shares, Series Q Common Shares, Series R Common Shares and other Series of Common Shares as required by Subd. 3(b) of Section 302A.401 of the Minnesota Business Corporation Act; and it is

FURTHER RESOLVED, that there is hereby authorized the issuance of said Series P Common Shares, Series Q Common Shares and Series R Common Shares, provided that such shares shall be issued at a price no less than their net asset value per share; and it is

FURTHER RESOLVED, that upon receipt of the issuance price for the shares authorized to be issued hereinabove, either in connection with the original issues of the shares or the issue following the redemption of such shares by the Company (and after filing pursuant to Minnesota Statues, Section 302A.401, Subd. 3(b), a statement with the Secretary of State of the State of Minnesota setting forth the name of the Company and the text of the relevant portions of these resolutions and certifying the adoption of such portions of these resolutions and the date of adoption), the appropriate officers of the Company be and each hereby is, authorized and directed to issue certificates representing shares (or confirm purchases to investors and credit such purchases to their accounts) of the Series P Common Shares, Series Q Common Shares and Series R Common Shares of the Company, and such shares are hereby declared to be validly and legally issued, fully paid and nonassessable.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on behalf of the Company this 17th day of September, 2008.

/s/ Samuel S. Stewart, Jr. President

Samuel S. Stewart, Jr., President